Exhibit 99.1

Community Bankers Trust Corporation Reports Results for Fourth Quarter and Year 2014

Non-covered loans increased $20.5 million for the quarter and $63.8 million for the year.

Net income available to common shareholders increased 24.6% for the fourth quarter and 51.8% during the year.

Earnings per share increased 25.0% for the fourth quarter and 50.0% for the year.

Conference Call on Friday, January 30, 2015, at 10:00 a.m. Eastern Time

Richmond, VA, January 30, 2015 - Community Bankers Trust Corporation (the “Company”) (NASDAQ: ESXB), the holding company for Essex Bank (the “Bank”), today reported results for the fourth quarter and year ended December 31, 2014.

operating Highlights

•	Non-covered loans grew $20.5 million, or 3.2%, during the fourth quarter and $63.8 million, or 10.7%, during the 2014 year.
•	Retail deposits grew $58.0 million, or 7.4%, during 2014, of which $14.4 million, or 20.6%, were in non-interest bearing demand deposit accounts.
•	The Company reduced its level of brokered time deposits $31.6 million, or 30.1%, during fiscal 2014; these deposits had been used in part to fund the disposition of the Georgia franchise in November 2013.
•	During the fourth quarter, the Bank entered into a $30.0 million notional value interest rate swap and increased its level of Federal Home Loan Bank (FHLB) borrowings. The swap fixes five-year funding at 1.69%.
•	Despite an increase in nonaccrual loans, overall asset quality remained sound with no provision for loan losses. The ratio of the allowance for loan losses to total non-covered loans was 1.40% at December 31, 2014.

Financial HIGHLIGHTS

•	Net income available to common shareholders increased 51.8% to $7.3 million for the fiscal year ended December 31, 2014, as compared with $4.8 million for fiscal 2013.
•	Net income available to common shareholders was $2.3 million for the fourth quarter of 2014, increasing $446,000, or 24.6%, from the third quarter of 2014 and $1.3 million, or 147.2%, from the fourth quarter of 2013.
•	Fully diluted earnings per common share were $0.33 for the year ended December 31, 2014, compared with $0.22 for the year ended December 31, 2013.
•	Fully diluted earnings per common share were $0.10 for the fourth quarter of 2014, compared with $0.08 in the third quarter of 2014 and $0.04 for the fourth quarter of 2013.

MANAGEMENT COMMENTS

Rex L. Smith, III, President and Chief Executive Officer, stated, “The Company finished 2014 with a substantial increase in loan growth and a corresponding increase in net income. Core loan growth during the year was $84 million before accounting for the sale of over $20 million of previously purchased USDA loans, resulting in net loan growth of $64 million. This was the largest loan growth we have seen in over four years and is indicative of the strength of the markets in which we operate. We also had solid growth of over $58 million in our core deposits, of which approximately 21% were in demand deposits.”

Smith added, “While non-accrual loans increased in the fourth quarter, the increase is isolated to a single relationship and management thought it prudent to classify these assets in non-accrual status. While the level of non-accrual loans increased, the level of both substandard and special mention non-covered loans has improved each of the last five quarters, pointing to an overall improvement in asset quality.”

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“Net income for the fourth quarter was just under $2.3 million, an increase of over $1 million year over year. Net income for the full year was over $7.5 million, an increase of 27%, or $1.6 million over the prior year. While this is great progress, it is not the level of core earnings we desire and management is committed to gaining more in 2015.”

“During the year, we opened a new branch office in Annapolis in March followed by a branch at our new corporate headquarters in April. Both offices are in our new open architecture format, are less costly to operate than the traditional branch and have done very well in low cost deposit growth. We also purchased two existing branch sites. The first, in Bowie, Maryland, opened in late January 2015 and the second branch was purchased in the Bon Air neighborhood of Richmond. We expect to open that office in May.”

“Also during the year, we repaid all of our outstanding TARP preferred stock investment from the United States Department of the Treasury, including the repurchase of the associated TARP warrant, completely eliminating all obligations to Treasury without diluting our shareholders.”

Smith concluded, “Management is actively working to balance franchise growth to create long term value, with growth in current net income. 2014 was proof that we can achieve that balance and add current and future value to our shareholders. The growth momentum we had from the fourth quarter will carry into 2015 and we are optimistic about our future results.”

RESULTS OF OPERATIONS

Net income was $2.3 million for the fourth quarter of 2014, compared with $1.8 million in the third quarter of 2014 and $1.2 million in the fourth quarter of 2013. Net income available to common shareholders was $2.3 million in the fourth quarter of 2014, compared with $1.8 million in the third quarter of 2014 and $914,000 in the fourth quarter of 2013. The improvement in net income during the fourth quarter of 2014 compared with the third quarter of 2014 was due to increases in securities gains and reductions in expenses related to other real estate owned. The $1.1 million, or 89.4%, improvement in net income for the fourth quarter of 2014 versus the fourth quarter of 2013 was influenced by a significant overall reduction in non-interest expenses, most notably, OREO expenses. Earnings per common share, basic and fully diluted, were $0.10 per share for the fourth quarter of 2014, compared with $0.08 per share for the third quarter of 2014 and $0.04 per share for the fourth quarter of 2013.

Net income was $7.5 million for the year ended December 31, 2014, compared with $5.9 million for the 2013 fiscal year. The $1.6 million, or 27.3%, improvement year over year was primarily driven by a $2.5 million reduction in noninterest expenses. Net income available to common shareholders was $7.3 million for the year ended December 31, 2014, compared with $4.8 million for fiscal year 2013, an increase of 51.8%. Earnings per common share, basic and fully diluted, were $0.33 per share and $0.22 per share for the respective time frames.

The income statement impact of the Company’s repayment of its outstanding TARP preferred stock investment in April 2014, in the amount of $10.7 million, through a term loan with a third party bank, benefits net income available to common shareholders.  The interest on the term loan, priced at 3.73% at December 31, 2014, is recorded as interest expense and is reflected in both net income and net income available to common shareholders.

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The following table presents summary income statements for the three months and the years ended December 31, 2014 and December 31, 2013 and the three months ended September 30, 2014.

SUMMARY INCOME STATEMENT
(Dollars in thousands)	For the three months ended			For the year ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Interest income	$11,726	$12,665	$12,217	$48,725	$50,045
Interest expense	1,883	1,783	1,644	6,933	7,078
Net interest income	9,843	10,882	10,573	41,792	42,967
Provision for loan losses	-	-	-	-	-
Net interest income after provision for loan losses	9,843	10,882	10,573	41,792	42,967
Noninterest income	1,832	1,166	1467	5,269	4,724
Noninterest expense	8,743	9,538	10,386	36,817	39,288
Net income before income taxes	2,932	2,510	1,654	10,244	8,403
Income tax expense	673	697	461	2,728	2,497
Net income	2,259	1,813	1,193	7,516	5,906
Dividends on preferred stock	-	-	235	247	885
Accretion of preferred stock discount	-	-	44	-	234
Net income available to common shareholders	$2,259	$1,813	$914	$7,269	$4,787

EPS Basic	$0.10	$0.08	$0.04	$0.33	$0.22
EPS Diluted	$0.10	$0.08	$0.04	$0.33	$0.22

Net Interest Income

Linked Quarter Basis

Net interest income was $9.8 million for the quarter ended December 31, 2014, compared with $10.9 million for third quarter of 2014, representing a decline of $1.0 million, or 9.6%.  Interest income on a linked quarter basis declined $939,000, or 7.4%, to equal $11.7 million for the fourth quarter. Non-covered loan interest income declined $401,000, or 4.9%, during the fourth quarter when compared with the third quarter of 2014. This decline, quarter over quarter, was influenced in part by $286,000 in cash basis interest received on a non-accrual loan during the third quarter. Covered loan interest income declined during the fourth quarter, by $443,000, or 18.1%. This decline was driven partially by no significant cash payments related to payoffs on acquisition development and construction (ADC) loans during the fourth quarter versus $221,000 of such payments in the prior quarter. Cash payments on loans related to pools that had previously been written down to a zero carrying value go directly to interest income. With no significant ADC cash payments in the fourth quarter, overall covered yields declined in the portfolio from 15.00% in the third quarter of 2014 to 12.52% in the fourth quarter.

Interest expense increased a modest $100,000, or 5.6%, on a linked quarter basis and was primarily driven by overall higher average balances on interest bearing liabilities. The Company’s cost of interest bearing liabilities increased 4 basis points to 0.79% versus 0.75% in the prior quarter. This slight increase was influenced by a $30.0 million notional value swap entered into during the fourth quarter to fix five-year funding at 1.69%. The additional debt was entered into to leverage the securities portfolio, purchasing higher yielding bank qualified municipal securities. This interest rate hedge will aid the bank in a rising rate environment and lock in a spread over the next five years on the securities purchased.

With the changes in interest income, the tax equivalent net interest margin declined 45 basis points from 4.28% in the third quarter of 2014 to 3.83% in the fourth quarter of 2014. Likewise, the interest spread decreased from 4.22% to 3.76% on a linked quarter basis.  Despite the decline in the margin, management anticipates the loan growth in 2014 to translate to stronger earnings in 2015.

Year-Over-Year

Net interest income declined $730,000, or 6.9%, from the fourth quarter of 2013 to the fourth quarter of 2014. Interest income declined $491,000, or 4.0%, over this time period. The most significant decline was evidenced in the FDIC covered portfolio. Significant cash payments on loans related to pools that had previously been written down to a zero carrying value equaled $331,000 in the fourth quarter of 2013, and there were no significant cash payments received on these loans during the fourth quarter of 2014. As a result, the yield on the covered loan portfolio fell from 15.79% for the fourth quarter of 2013 to 12.52% in the fourth quarter of 2014. While this loss in cash income was noteworthy and resulted in a decline in loan yields and the net interest margin, it was partially offset by the increase in non-covered loan interest income. Non-covered loan interest income increased $674,000, or 9.6%, when comparing the fourth quarter of 2013 with the fourth quarter of 2014. This increase was the direct result of robust loan growth noted during the last three quarters of 2014, which resulted in a $65.6 million increase in average non-covered loan balances from the fourth quarter of 2013 to the fourth quarter of 2014.

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Interest expense increased $239,000, or 14.5%, when comparing the fourth quarter of 2013 and the fourth quarter of 2014. Interest expense on deposits declined $8,000, while interest expense on borrowings increased $247,000. Lower deposit interest expense was driven by $26.1 million in lower average interest bearing deposit balances partially due to the sale of the Georgia franchise in November 2013. Meanwhile, the Company increased its level of FHLB borrowings to fund the sale. Average FHLB advances increased $32.7 million, and the expense associated with the borrowings increased $140,000 from the fourth quarter of 2013 to the fourth quarter of 2014. This increase in interest expense was also influenced by the $30.0 million notional value swap entered into during the fourth quarter of 2014. Other interest expense was attributed to the loan that the Company closed in the second quarter of 2014 for which the proceeds were used to pay off TARP. The pre-tax interest on the loan equaled $100,000 for the fourth quarter of 2014, which is approximately $118,000 less than what the cost of a TARP dividend would have been.

The tax equivalent net interest margin declined 39 basis points from 4.22% in the fourth quarter of 2013 to 3.83% in the fourth quarter of 2014. Likewise, the interest spread decreased from 4.17% to 3.76% over the same time period.  The decline in the margin was precipitated by the reduction in cash basis covered loan income, which helped drive overall loan yields down 63 basis points.

Twelve Month Period

Net interest income declined $1.2 million to $41.8 million for fiscal 2014 versus fiscal 2013. The 2.7% decline in net interest income was primarily driven by a decline in covered loan interest income of $1.3 million, or 10.6%. Overall, interest income declined $1.3 million, or 2.6%, while interest expense declined $145,000, or 2.0%. Significant cash payments on loans related to pools that were previously written down to a zero carrying value equaled $1.3 million in each of 2013 and 2014. Interest and fees on non-covered loans were $30.2 million compared with $29.7 million for the years ended December 31, 2014 and 2013, respectively. While average non-covered loan balances increased $39.4 million over this time frame, the yield earned on these balances declined 24 basis points to 4.83%. Competitive pricing to garner quality loans drove lower non-covered loan yields. Securities interest income declined $551,000, or 6.6%, over the same time frame and was partially offset by the $495,000, or 1.7%, increase in non-covered loan interest income mentioned above. Average balances on securities increased $12.4 million during fiscal 2014 versus fiscal 2013, and the tax equivalent yield on the portfolio declined only two basis points to 2.76%.

The net interest margin declined 14 basis points to 4.18% for the fiscal year ended December 31, 2014 versus the same period in 2013. While the margin declined, $32.5 million in lower average interest bearing deposits, coupled with a two basis point improvement in the Company’s overall cost of funds, positively impacted the margin.

The following tables compare the Company's net interest margin, on a tax-equivalent basis, for the three months ended December 31, 2014, September 30, 2014, and December 31, 2013 and the year ended December 31, 2014 and December 31, 2013.

NET INTEREST MARGIN
(Dollars in thousands)	For the three months ended
	31-Dec-14	30-Sep-14	31-Dec-13
Average interest earning assets	$1,039,810	$1,022,220	$1,001,665
Interest income	$11,726	$12,665	$12,217
Interest income - tax-equivalent	$11,917	$12,804	$12,305
Yield on interest earning assets	4.55%	4.97%	4.87%
Average interest bearing liabilities	$947,061	$938,127	$926,476
Interest expense	$1,883	$1,783	$1,644
Cost of interest bearing liabilities	0.79%	0.75%	0.70%
Net interest income	$9,843	$10,882	$10,573
Net interest income - tax-equivalent	$10,034	$11,021	$10,661
Interest spread	3.76%	4.22%	4.17%
Net interest margin	3.83%	4.28%	4.22%

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	For the year ended
	31-Dec-14	31-Dec-13
Average interest earning assets	$1,011,687	$1,003,271
Interest income	$48,725	$50,045
Interest income - tax-equivalent	$49,222	$50,384
Yield on interest earning assets	4.87%	5.02%
Average interest bearing liabilities	$928,826	$923,528
Interest expense	$6,933	$7,078
Cost of interest bearing liabilities	0.75%	0.77%
Net interest income	$41,792	$42,967
Net interest income - tax-equivalent	$42,289	$43,306
Interest spread	4.12%	4.25%
Net interest margin	4.18%	4.32%

Provision for Loan Losses

The Company records a separate provision for loan losses for its non-covered loan portfolio and its FDIC covered loan portfolio.  There was no provision for loan losses on the FDIC covered loan portfolio during 2013 or 2014, respectively.  Likewise, there was no provision for loan losses on the non-covered loan portfolio during 2013 or 2014, respectively.  With respect to the non-covered loan portfolio, this was the direct result of continued improvement in loan quality as evidenced by the lower net charge-offs than in prior years coupled with lower levels of classified assets. Loan quality will be presented in greater detail in the Asset Quality section of this press release.

Noninterest Income

Linked Quarter Basis

Noninterest income was $1.8 million for the fourth quarter of 2014, compared with $1.2 million for the third quarter of 2014.  The $666,000, or 57.1%, increase in noninterest income on a linked quarter basis is primarily the result of higher net securities gain coupled with insurance proceeds related to a Bank Owned Life Insurance (BOLI) claim of $406,000. Net securities gain equaled $595,000 for the fourth quarter of 2014, increasing $480,000 over the third quarter of 2014. As the market rallied in the last month of the year, management was able to sell amortizing mortgage backed securities at a gain and replace them with higher yielding assets. Net gain on the sale of USDA loans totaled $48,000 during the fourth quarter, declining $30,000 from the prior quarter. Other noninterest income increased by $236,000, or 120.41%, on a linked quarter basis, the result of insurance proceeds mentioned above. Service charges on deposit accounts declined $18,000, or 3.1%, on a linked quarter basis.

Year-Over-Year

Noninterest income increased $365,000, or 24.9%, from the fourth quarter of 2013 to the fourth quarter of 2014. The primary impetus for the increase in noninterest income during this time frame was a $523,000 increase in net securities gain. Otherwise, net gain on the sale of loans and service charge income declined $207,000 and $68,000, respectively, over the same time frame. The decline in the net loan gain was the direct result of higher dollar volume of USDA loan sales in the fourth quarter of 2013 versus the fourth quarter of 2014. The decline in service charge income was driven by the reduction of service charge income from the former Georgia branches which were sold in November 2013. Other operating income increased $126,000, or 41.2%, from the quarter ended December 31, 2013 to December 31, 2014. This increase was primarily due to the $406,000 insurance benefit mentioned above, which was offset by a $368,000 decrease in reimbursement income from the FDIC related to the shared-loss agreement.

Twelve Month Period

For the year ended December 31, 2014, noninterest income totaled $5.3 million, a $545,000 or 11.5% increase from the fiscal year ended December 31, 2013. Net gain on the sale of securities and net gain on the sale of loans more than offset a reduction in service charge income, year-over-year. Net securities gain equaled $1.1 million in fiscal 2014 versus $518,000 in fiscal 2013. The $571,000 increase in net securities gain is directly attributable to the divestiture of mortgage backed investments mentioned earlier. Net gain on the sale of loans increased $560,000 from 2013 to 2014. While net loan sale gain totaled $201,000 in fiscal 2014, the Company recorded a net loss of $359,000 on the sale of loans in fiscal 2013. Throughout 2013 and 2014, management selectively sold USDA loans to mitigate accelerated premium amortization, due to early payoff of loans held above par value. The recorded net loss noted in fiscal 2013 was precipitated by a $614,000 loss on the sale of a non-USDA loan. These changes, year over year, more than offset a $539,000 reduction in service charge income. The loss of service fee income was primarily due to the sale of the Georgia branches.

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Noninterest Expenses

Linked Quarter Basis

Noninterest expenses totaled $8.7 million for the fourth quarter of 2014, as compared to $9.5 million for the third quarter of 2014, a reduction of $795,000, or 8.3%. OREO expense was $392,000 for the third quarter and negative $235,000 for the fourth quarter of 2014. The $627,000, or 160.0%, swing from an expense to income is due to gains on the sale of OREO properties during the fourth quarter as well as increased rental income received for the same period. These gains not only offset normal operating OREO expenses during the quarter, but the change from the prior quarter was highlighted by a $444,000 write-down on one OREO property during the third quarter. Other operating expense totaled $1.5 million for the fourth quarter of 2014, declining $167,000, or 9.8%. The largest components driving this improvement were $111,000, in fewer miscellaneous operational losses as well as $77,000 in less advertising expense on a linked quarter basis. Salaries and wages increased $41,000, or 1.01%, for the quarter and were primarily due to increased incentive or performance payouts. These were more than offset by a $59,000, or 4.1%, reduction in the indemnification asset amortization, which was a result of the new forecast done in the fourth quarter.

Year-Over-Year

Noninterest expenses declined $1.6 million, or 15.8%, when comparing the fourth quarter of 2014 to the same period in 2013. The three largest declines attributing to the overall reduction in noninterest expenses were evidenced in OREO expenses, indemnification asset amortization, and other operating expenses. OREO expenses equaled $828,000 for the fourth quarter of 2013, declining $1.1 million to income of $235,000 in the fourth quarter of 2014. The large swing in OREO expenses or income in 2014 was directly the result of large write-downs in the fourth quarter of 2013 versus net gains on the sale of properties in the fourth quarter of 2014. Indemnification asset amortization declined $260,000, or 15.9%, from the fourth quarter of 2013 compared with the fourth quarter of 2014. Other operating expenses declined $253,000, or 14.1%, over the same time frame. State taxes were reduced $178,000 from the fourth quarter of 2013 to the fourth quarter of 2014, as the Company moved its state of incorporation in 2014 from Delaware to Virginia. Advertising expenses were also $66,000 lower in the fourth quarter of 2014 versus the fourth quarter of 2013. The overall decline in other operating expenses more than offset the $122,000 increase in salaries and wages over the same time period. The 3.1% increase from the fourth quarter of 2013 to the fourth quarter of 2014 was the result of increased lending staff as well as the Bank’s new wholesale mortgage operation.

Twelve Month Period

Noninterest expenses declined $2.5 million, or 6.3%, when comparing fiscal 2013 and fiscal 2014. The vast share of the decline was evidenced in four categories: OREO expenses, FDIC indemnification asset amortization, data processing fees, and amortization of intangibles. OREO expenses declined $1.5 million, or 73.5%, during fiscal 2014 when compared to the same period in 2013. The Company benefitted from a reduction of $654,000, or 10.1%, in indemnification asset amortization during fiscal 2014 versus the same time frame in 2013. Data processing fees were $346,000, or 16.7%, lower for the year ended December 31, 2014 compared with year ended December 31, 2013, and intangible amortization was $294,000, or 13.4%, lower over the same time frame. These two expense reductions were due in part to the sale of the Georgia branches. Other operating expenses and salaries and wages increased $401,000, or 6.7%, and $155,000, or 1.0%, respectively, year over year.

Income Taxes

Income tax expense was $673,000 for the three months ended December 31, 2014, compared with income tax expense of $697,000 and $461,000 for the third quarter of 2014 and fourth quarter of 2013, respectively. Income tax expense was $2.7 million and $2.5 million for the years ended December 31, 2014 and 2013, respectively. The effective tax rate for 2014 equaled 26.6% versus 29.7% in 2013. This decline was due to the increase in tax free municipal bonds purchased during the year and the non-taxable BOLI income.

FINANCIAL CONDITION

Total assets increased $26.9 million, or 2.4%, to $1.156 billion at December 31, 2014 from September 30, 2014. Total assets increased $66.2 million, or 6.1%, over the past year from $1.090 billion at December 31, 2013. Total loans were $727.5 million at December 31, 2014, increasing $18.9 million from the prior quarter and $58.0 million since December 31, 2013.  Total non-covered loans were $664.7 million at December 31, 2014 versus $644.2 million at the prior quarter end and $596.2 million at December 31, 2013. Total non-covered loans increased $68.6 million, or 11.5%, during 2014.

The December 31, 2014 total includes $4.7 million of loans formerly categorized under the FDIC shared-loss agreement , which are now categorized as non-covered loans (the “PCI loans”). While these loans no longer have FDIC loss guaranties, they are subject to SOP 03-3 accounting rules; thus, they will not receive consideration under the allowance for loan losses under the normal non-covered portfolio. Excluding the $4.7 million mentioned above, non-covered loans would have increased $63.8 million, or 10.7%, since December 31, 2013.

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The majority of the loan growth as evidenced by the chart below has been in the commercial real estate and residential real estate categories. Commercial real estate loans grew $36.1 million, or 14.6%, while residential real estate loans grew $24.0 million, or 16.6%, during 2014.

The following table shows the composition of the Company's non-covered loan portfolio at December 31, 2014, September 30, 2014 and December 31, 2013.

NON-COVERED LOANS
(Dollars in thousands)	31-Dec-14		30-Sep-14		31-Dec-13
	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$168,358	25.32%	$162,572	25.23%	$144,382	24.21%
Commercial	283,430	42.63%	282,281	43.80%	247,284	41.47%
Construction and land development	59,515	8.95%	53,529	8.31%	55,278	9.27%
Second mortgages	6,015	0.90%	6,576	1.02%	6,854	1.15%
Multifamily	33,830	5.09%	34,108	5.29%	35,774	6.00%
Agriculture	7,167	1.08%	7,500	1.16%	9,565	1.60%
Total real estate loans	558,315	83.97%	546,566	84.81%	499,137	83.70%
Commercial loans	99,634	14.99%	90,707	14.08%	90,142	15.12%
Consumer installment loans	5,470	0.82%	5,667	0.88%	5,623	0.94%
All other loans	1,445	0.22%	1,489	0.23%	1,435	0.24%
Gross loans	664,864	100.00%	644,429	100.00%	596,337	100.00%
Allowance for loan losses	(9,365)		(9,862)		(10,444)

Net unearned income	(128)		(188)		(164)
Non-covered loans, net of unearned income	$655,371		$634,379		$585,729

The Company’s securities portfolio, excluding equity securities, increased $16.4 million, or 5.7%, from $294.3 million at December 31, 2013 to $310.8 million at December 31, 2014. Realized gains of $1.1 million occurred during 2014 through sales and call activity. During the fourth quarter of 2014, management purchased longer term, high quality tax-exempt municipal securities, which resulted in the increase.

The Company had cash and cash equivalents of $22.4 million and $23.8 million at December 31, 2014 and December 31, 2013, respectively. Federal funds purchased at December 31, 2014 aggregated $14.5 million compared with no such funds at December 31, 2013, and there were no securities sold under agreements to repurchase (repos) at December 31, 2014, versus $6.0 million in repos at December 31, 2013.

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The following table shows the composition of the Company's securities portfolio, excluding equity securities, at December 31, 2014, September 30, 2014 and December 31, 2013.

SECURITIES PORTFOLIO
(Dollars in thousands)	31-Dec-14		30-Sep-14		31-Dec-13
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
U.S. Treasury issue and other
U.S. Government agencies	$99,608	$98,707	$82,019	$80,931	$99,789	$98,987
U.S. Government sponsored agencies	-	-	-	-	487	486
State, county and municipal	134,405	137,477	135,469	136,928	138,884	134,096
Corporate and other bonds	11,921	11,883	12,011	11,942	6,369	6,349
Mortgage backed securities - U.S. Government agencies	2,338	2,258	2,507	2,402	3,608	3,439
Mortgage backed securities - U.S. Government sponsored agencies	24,096	24,243	26,113	26,008	22,631	22,420

Total securities available for sale	$272,368	$274,568	$258,119	$258,211	$271,768	$265,777

	31-Dec-14		30-Sep-14		31-Dec-13
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Held to Maturity
State, county and municipal	$31,677	$32,780	$32,040	$32,855	$9,385	$10,103
Mortgage backed securities - U.S. Government agencies	4,293	4,531	5,186	5,478	6,604	7,002
Mortgage backed securities - U.S. Government sponsored agencies	227	228	9,250	9,729	12,574	13,200

Total securities held to maturity	$36,197	$37,539	$46,476	$48,062	$28,563	$30,305

Interest bearing deposits at December 31, 2014 were $834.4 million, an increase of $12.2 million from December 31, 2013. NOW, MMDA and savings account balances increased $21.6 million, $7.6 million, and $3.3 million, respectively, since December 31, 2013. Retail time deposit account balances increased $51.6 million, or 10.8%, during 2014, while brokered time deposits declined $31.6 million, or 30.1%, since year end. Management allowed brokered time deposits to mature as needed and were replaced with FHLB borrowings related to the swap transaction noted earlier in this release. Brokered funding was used, in part, to fund the sale of the Georgia branches, and the corresponding generation of retail deposits was precipitated by an overall improvement in the sales culture of the Bank’s branch system. Management has strategically increased retail core funding while not increasing interest expense substantively.

FHLB advances were $96.4 million at December 31, 2014, compared with $77.1 million at December 31, 2013. The Company increased the level of FHLB advances due to the low cost nature of this funding source and to assist with funding the sale of the Georgia franchise in the fourth quarter of 2013. Furthermore, management increased its FHLB funding during the fourth quarter of 2014 by $14.8 million, while entering into the aforementioned balance sheet swap. Long term debt totaled $9.7 million at December 31, 2014. This borrowing, initially in the amount of $10.7 million, was obtained in April 2014, and the proceeds were used to redeem the Company’s remaining outstanding TARP preferred stock. The Company made a $1.0 million principal payment during the third quarter.

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The following table compares the mix of interest bearing deposits at December 31, 2014, September 30, 2014, and December 31, 2013.

INTEREST BEARING DEPOSITS
(Dollars in thousands)
	31-Dec-14	30-Sep-14	31-Dec-13
NOW	$123,682	$104,788	$102,111
MMDA	101,784	97,718	94,170
Savings	78,478	77,664	75,159
Time deposits less than $100,000	231,642	240,045	235,482
Time deposits $100,000 and over	298,795	319,971	315,287
Total interest bearing deposits	$834,381	$840,186	$822,209

Shareholders’ equity was $107.7 million at December 31, 2014 and $106.7 million at December 31, 2013. In April 2014, $11.5 million in equity was redeemed in connection with the repurchase of the TARP preferred stock and the associated warrant. Despite this reduction, shareholders’ equity increased $991,000, or 0.9%. The offset was solid earnings retention as well as a $4.8 million improvement in other comprehensive income related to the unrealized gains and losses in the investment portfolio.

Asset Quality – non-covered assets

Nonaccrual loans were $16.6 million at December 31, 2014, increasing $7.1 million from September 30, 2014 and $4.5 million from December 31, 2013. The $7.1 million increase in nonaccrual loans from September 30, 2014 was attributed to one loan relationship placed on nonaccrual during the fourth quarter. Management is proactively working with the borrower and has taken measures to remedy the credit. While the level of nonaccrual loans increased, the level of both substandard and special mention non-covered loans and assets have improved over the last five quarters, demonstrating an overall improvement in asset quality.

The following chart shows the level of nonaccrual loans, classified loans and criticized loans over the last five quarters:

ASSET QUALITY (NON-COVERED)

(Dollars in thousands)

	31-Dec-14	30-Sep-14	30-Jun-14	31-Mar-14	31-Dec-13
Non-accruing loans	$16,571	$9,481	$11,183	$12,645	$12,105

Criticized (special mention) loans	21,835	21,517	26,212	36,775	25,111
Classified (substandard) loans	22,181	25,053	27,066	21,963	22,800
Other real estate owned	5,724	6,261	6,390	5,439	6,244
Total classified and criticized assets	$49,740	$52,831	$59,668	$64,177	$54,155

Total non-performing assets totaled $22.3 million at December 31, 2014, increasing $6.4 million from the prior quarter end and $3.9 million since December 31, 2013. The increase in non-performing assets was virtually all due to the addition of one relationship during the fourth quarter of 2014. Otherwise, non-covered OREO balances declined $537,000 and $520,000 from the prior quarter end and year end 2013, respectively. There were net charge-offs of $497,000 in the fourth quarter of 2014 compared with $392,000 in the third quarter of 2014 and $209,000 in the fourth quarter of 2013.

The allowance for loan losses equaled 55.9% of non-covered nonaccrual loans at December 31, 2014, compared with 103.0% at September 30, 2014 and 86.3% at December 31, 2013. The ratio of the allowance for loan losses to total nonperforming assets was 41.6% at December 31, 2014 compared with 62.0% at September 30, 2014 and 56.9% at December 31, 2013.  The ratio of nonperforming assets to loans and other real estate was 3.35% at December 31, 2014 compared with 2.46% at September 30, 2014 and 3.05% at December 31, 2013.

9

The following table reconciles the activity in the Company's non-covered allowance for loan losses, by quarter, for the past five quarters.

CREDIT QUALITY
(Dollars in thousands)	2014				2013
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for loan losses:
Beginning of period	$9,764	$10,156	$10,410	$10,444	$10,653
Provision for loan losses	-	-	-	-	-
Net charge-offs	(497)	(392)	(254)	(34)	(209)
End of period	$9,267	$9,764	$10,156	$10,410	$10,444

The following table sets forth selected asset quality data, excluding FDIC covered assets and PCI loans, and ratios for the dates indicated:

ASSET QUALITY (NON-COVERED)
(Dollars in thousands)
	31-Dec-14	30-Sep-14	30-Jun-14	31-Mar-14	31-Dec-13

Non-accruing loans	$16,571	$9,481	$11,183	$12,645	$12,105
Loans past due 90 days and accruing interest	-	178	-	-	-
Total nonperforming non-covered loans	16,571	9,659	11,183	12,645	12,105
Other real estate owned non-covered	5,724	6,261	6,390	5,439	6,244
Total nonperforming non-covered assets	$22,295	$15,920	$17,573	$18,084	$18,349

Allowance for loan losses to loans	1.40%	1.55%	1.62%	1.75%	1.75%
Allowance for loan losses to nonperforming assets	41.57%	62.03%	57.79%	57.56%	56.92%
Allowance for loan losses to nonaccrual loans	55.92%	102.98%	90.82%	82.33%	86.28%
Nonperforming assets to loans and other real estate	3.35%	2.46%	2.77%	3.02%	3.05%
Net charge-offs for quarter to average loans, annualized	0.31%	0.25%	0.17%	0.02%	0.14%

A further breakout of nonaccrual loans, excluding PCI and covered loans, at December 31, 2014, September 30, 2014, and December 31, 2013 is below:

NON-COVERED NONACCRUAL LOANS
(Dollars in thousands)	31-Dec-14		30-Sep-14		31-Dec-13
	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$3,342	0.51%	$3,748	0.58%	$4,229	0.71%
Commercial	607	0.09%	624	0.10%	1,382	0.23%
Construction and land development	4,920	0.74%	4,950	0.77%	5,882	0.99%
Second mortgages	61	0.01%	61	0.01%	225	0.04%
Agriculture	-	-	-	-	205	0.03%
Total real estate loans	$8,930	1.35%	$9,383	1.46%	$11,923	2.00%
Commercial loans	7,521	1.14%	8	0.00%	127	0.02%
Consumer installment loans	120	0.02%	90	0.01%	55	0.01%
All other loans	-	-	-	-	-	-
Gross loans	$16,571	2.51%	$9,481	1.47%	$12,105	2.03%

Capital Requirements

The Company’s ratio of total risk-based capital was 14.7% at December 31, 2014 compared with 16.8% at December 31, 2013. The tier 1 risk-based capital ratio was 13.5% at December 31, 2014 and 15.6% at December 31, 2013. The Company’s tier 1 leverage ratio was 9.4% at December 31, 2014 and 9.5% at December 31, 2013.  All capital ratios exceed regulatory minimums to be considered well capitalized. The decline in the ratios is primarily from the repayment of the TARP.

10

Earnings Conference Call and Webcast

The Company will host a conference call for interested parties on Friday, January 30, 2015, at 10:00 a.m. Eastern Time to discuss the financial results for both the fourth quarter and the 2014 fiscal year. The public is invited to listen to this conference call by dialing 866-374-8379 at least five minutes prior to the call.  Interested parties may also listen to this conference call through the internet by accessing the "Corporate Overview – Corporate Profile" page of the Company's internet site at www.cbtrustcorp.com.

A replay of the conference call will be available from 12:00 noon Eastern Time on January 30, 2015, until 9:00 a.m. Eastern Time on February 9, 2015. The replay will be available by dialing 877-344-7529 and entering access code 10059183 or through the internet by accessing the "Corporate Overview – Corporate Profile" page of the Company's internet site at www.cbtrustcorp.com.

About Community Bankers Trust Corporation and Essex Bank

Community Bankers Trust Corporation is the holding company for Essex Bank, a Virginia state bank with 21 full-service offices, 14 of which are in Virginia and seven of which are in Maryland.  The Bank also operates two loan production offices in Virginia.  The Bank opened a new branch office in Bowie, Maryland on January 12, 2015.

Additional information on the Bank is available on the Bank’s website at www.essexbank.com. For information on Community Bankers Trust Corporation, please visit its website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s market areas; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the performance of vendors or other parties with which the Company does business; time and costs associated with de novo branching, acquisitions, dispositions and similar transactions; the realization of gains and expense savings from acquisitions, dispositions and similar transactions; assumptions and estimates that underlie the accounting for loan pools under the shared-loss agreements; consumer profiles and spending and savings habits; levels of fraud in the banking industry; the level of attempted cyber-attacks in the banking industry; the securities and credit markets; costs associated with the integration of banking and other internal operations; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Executive Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-934-9999

11

COMMUNITY BANKERS TRUST

CORPORATION

Consolidated Balance Sheets

Unaudited Condensed

(Dollars in thousands)

	31-Dec-14	30-Sep-14	31-Dec-13
Assets
Cash and due from banks	$8,329	$8,335	$10,857
Interest bearing bank deposits	14,024	10,160	12,978
Total cash and cash equivalents	22,353	18,495	23,835

Securities available for sale, at fair value	274,568	258,211	265,777
Securities held to maturity	36,197	46,476	28,563
Equity securities, restricted, at cost	8,816	8,149	8,358
Total securities	319,581	312,836	302,698

Loans held for sale	200	239	100

Loans not covered by FDIC shared-loss agreements	664,736	644,241	596,173
Loans covered by FDIC shared-loss agreements	62,744	64,338	73,275
Allowance for loan losses (non-covered)	(9,365)	(9,862)	(10,444)
Allowance for loan losses (covered)	(386)	(386)	(484)
Net loans	717,729	698,331	658,520

Bank premises and equipment	29,702	26,255	27,872
Bank premises and equipment held for sale	465	3,237	-
Other real estate owned, non-covered	5,724	6,261	6,244
Other real estate owned, covered by FDIC shared-loss agreements	2,019	1,752	2,692
FDIC receivable under shared-loss agreements	669	978	368
Bank owned life insurance	21,004	21,278	20,795
Core deposit intangibles, net	4,713	5,190	6,621
FDIC indemnification asset	18,609	20,315	25,409
Other assets	12,966	13,631	14,378
Total assets	$1,155,734	$1,128,798	$1,089,532

Liabilities
Deposits:
Noninterest bearing	84,564	81,526	70,132
Interest bearing	834,381	840,186	822,209
Total deposits	918,945	921,712	892,341
Federal funds purchased and securities sold under agreements to repurchase	14,500	3,287	6,000
Federal Home Loan Bank advances	96,401	81,584	77,125
Long term debt	9,680	9,680	-
Trust preferred capital notes	4,124	4,124	4,124
Other liabilities	4,434	3,863	3,283
Total liabilities	$1,048,084	$1,024,250	$982,873

Shareholders' Equity
Preferred stock (5,000,000 shares authorized $0.01 par value; 0, 0, and 10,680 shares issued and outstanding, respectively)	-	-	10,680
Warrants on preferred stock	-	-	1,037
Common stock (200,000,000 shares authorized $0.01 par value; 21,791,523, 21,782,826, and 21,709,096, shares issued and outstanding , respectively)	218	218	217
Additional paid in capital	145,321	145,238	144,656
Accumulated deficit	(38,553)	(40,812)	(45,822)
Accumulated other comprehensive loss	664	(96)	(4,109)
Total shareholders' equity	$107,650	$104,548	$106,659
Total liabilities and shareholders’ equity	$1,155,734	$1,128,798	$1,089,532

12

COMMUNITY BANKERS TRUST

CORPORATION

Consolidated Statements of Operations

Unaudited Condensed

(Dollars in thousands)	Year Ended
	2014	2013	2012
Interest and dividend income
Interest and fees on non-covered loans	$30,191	$29,696	$30,658
Interest and fees on FDIC covered loans	10,672	11,936	14,105
Interest on deposits in other banks	61	61	59
Investments (taxable)	6,835	7,693	8,408
Investments (nontaxable)	966	659	489
Total interest income	48,725	50,045	53,719
Interest expense
Interest on deposits	5,858	6,370	8,508
Interest on borrowed funds	1,075	708	1,184
Total interest expense	6,933	7,078	9,692
Net interest income	41,792	42,967	44,027

Provision for loan losses	-	-	1,200
Net interest income after provision for loan losses	41,792	42,967	42,827

Noninterest income
Service charges on deposit accounts	2,200	2,739	2,736
Gain on securities transactions, net	1,089	518	1,492
Gain/(loss) on sale of other loans, net	201	(359)	-
Income on bank owned life insurance	769	747	620
Other	1,010	1,079	1,358
Total noninterest income	5,269	4,724	6,206

Noninterest expense
Salaries and employee benefits	16,136	15,981	16,511
Occupancy expenses	2,597	2,717	2,715
Equipment expenses	957	1,038	1,087
FDIC assessment	805	843	1,485
Data processing fees	1,732	2,078	1,824
FDIC indemnification asset amortization	5,795	6,449	6,936
Amortization of intangibles	1,908	2,202	2,261
Other real estate expenses	540	2,034	2,493
Other operating expenses	6,347	5,946	5,991
Total noninterest expense	36,817	39,288	41,303

Net income before income taxes	10,244	8,403	7,730
Income tax expense	2,728	2,497	2,148
Net income	7,516	5,906	5,582
Dividends paid on preferred stock	247	885	884
Accretion of discount on preferred stock	-	234	220
Net income available to common shareholders	$7,269	$4,787	$4,478

13

COMMUNITY BANKERS TRUST CORPORATION

Income Statement Trend Analysis

Unaudited

(Dollars in thousands)	Three months ended
	31-Dec-14	30-Sep-14	30-Jun-14	31-Mar-14	31-Dec-13
Interest and dividend income
Interest and fees on non- covered loans	$7,724	$8,125	$7,291	$7,051	$7,050
Interest and fees on FDIC covered loans	2,002	2,445	3,264	2,961	2,994
Interest on deposits in other banks	15	11	22	13	25
Investments (taxable)	1,614	1,813	1,710	1,698	1,976
Investments (nontaxable)	371	271	168	156	172
Total interest income	11,726	12,665	12,455	11,879	12,217
Interest expense
Interest on deposits	1,493	1,504	1,453	1,408	1,501
Interest on borrowed funds	390	279	244	162	143
Total interest expense	1,883	1,783	1,697	1,570	1,644
Net interest income	9,843	10,882	10,758	10,309	10,573

Provision for loan losses	-	-	-	-	-
Net interest income after provision for loan losses	9,843	10,882	10,758	10,309	10,573

Noninterest income
Service charges on deposit accounts	566	584	561	489	634
Gain on securities transactions, net	595	115	24	355	72
Gain/(loss) on sale of other loans, net	48	78	27	48	255
Income on bank owned life insurance	191	193	193	192	200
Other	432	196	165	217	306
Total noninterest income	1,832	1,166	970	1,301	1,467

Noninterest expense
Salaries and employee benefits	4,113	4,072	4,028	3,923	3,991
Occupancy expenses	631	631	687	648	647
Equipment expenses	223	255	260	219	248
FDIC assessment	194	210	194	207	228
Data processing fees	420	355	463	494	505
FDIC indemnification asset amortization	1,380	1,439	1,478	1,498	1,640
Amortization of intangibles	477	477	477	477	506
Other real estate expenses	(235)	392	100	283	828
Other operating expenses	1,540	1,707	1,672	1,428	1,793
Total noninterest expense	8,743	9,538	9,359	9,177	10,386

Net income before income taxes	2,932	2,510	2,369	2,433	1,654
Income tax expense	673	697	649	709	461
Net income	2,259	1,813	1,720	1,724	1,193
Dividends paid on preferred stock	-	-	182	65	235
Accretion of discount on preferred stock	-	-	-	-	44
Net income available to common
shareholders	$2,259	$1,813	$1,538	$1,659	$914

14

COMMUNITY BANKERS TRUST CORPORATION

NET INTEREST MARGIN ANALYSIS

AVERAGE BALANCE SHEETS

(Dollars in thousands)

	Three months ended December 31, 2014			Three months ended December 31, 2013
	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid
ASSETS:
Loans non-covered, including fees	$651,014	$7,724	4.71%	$585,461	$7,050	4.78%
FDIC covered loans, including fees	63,477	2,002	12.52	75,252	2,994	15.79
Total loans	714,491	9,726	5.40	660,713	10,044	6.03
Interest bearing bank balances	17,161	15	0.33	35,304	25	0.28
Federal funds sold	-	-	-	783	-	0.10
Securities (taxable)	258,366	1,614	2.50	283,516	1,976	2.79
Securities (tax exempt) (1)	49,792	562	4.51	21,349	260	4.88
Total earning assets	1,039,810	11,917	4.55	1,001,665	12,305	4.87
Allowance for loan losses	(10,548)			(11,133)
Non-earning assets	112,619			128,596
Total assets	$1,141,881			$1,119,128

LIABILITIES AND SHAREHOLDERS’ EQUITY
Demand - interest bearing	$219,486	$154	0.28%	$220,656	$168	0.30%
Savings	78,572	61	0.31	79,572	70	0.35
Time deposits	540,230	1,278	0.94	564,191	1,263	0.89
Total interest bearing deposits	838,288	1,493	0.71	864,419	1,501	0.69
Short-term borrowings	4,433	7	0.58	107	-	0.00
FHLB and other borrowings	94,660	283	1.19	61,950	143	0.92
Long- term debt	9,680	100	4.04	-	-
Total interest bearing liabilities	947,061	1,883	0.79	926,476	1,644	0.70
Noninterest bearing deposits	84,091			80,172
Other liabilities	4,178			3,874
Total liabilities	1,035,330			1,010,522
Shareholders’ equity	106,551			108,606
Total liabilities and
Shareholders’ equity	$1,141,881			$1,119,128
Net interest earnings		$10,034			$10,661
Interest spread			3.76%			4.17%
Net interest margin			3.83%			4.22%

(1)	Income and yield are recorded on a tax equivalent basis

15

COMMUNITY BANKERS TRUST CORPORATION

NET INTEREST MARGIN ANALYSIS

AVERAGE BALANCE SHEETS

(Dollars in thousands)

	Year ended December 31, 2014			Year ended December 31, 2013
	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid
ASSETS:
Loans non-covered, including fees	$624,766	$30,191	4.83%	$585,343	$29,696	5.07%
FDIC covered loans, including fees	66,868	10,672	15.96	79,140	11,936	15.08
Total loans	691,634	40,863	5.91	664,483	41,632	6.27
Interest bearing bank balances	19,103	61	0.32	22,423	58	0.26
Federal funds sold	389	0	0.10	3,453	3	0.10
Securities (taxable)	268,324	6,835	2.55	292,618	7,693	2.63
Securities (tax exempt) (1)	32,237	1,463	4.54	20,294	998	4.92
Total earning assets	1,011,687	49,222	4.87	1,003,271	50,384	5.02
Allowance for loan losses	(10,742)			(12,352)
Non-earning assets	114,545			130,033
Total assets	$1,115,490			$1,120,952

LIABILITIES AND SHAREHOLDERS’ EQUITY
Demand - interest bearing	$204,386	$595	0.29%	$238,545	$742	0.31%
Savings	77,138	253	0.33	81,368	277	0.34
Time deposits	552,709	5,010	0.91	546,788	5,351	0.98
Total interest bearing deposits	834,233	5,858	0.70	866,701	6,370	0.73
Short-term borrowings	1,855	11	0.57	558	4	0.73
FHLB and other borrowings	85,661	776	0.91	56,269	704	1.25
Long- term debt	7,077	288	4.07	-	-	0.00
Total interest bearing liabilities	928,826	6,933	0.75	923,528	7,078	0.77
Noninterest bearing deposits	76,515			80,326
Other liabilities	4,184			3,933
Total liabilities	1,009,525			1,007,787
Shareholders’ equity	105,965			113,165
Total liabilities and
Shareholders’ equity	$1,115,490			$1,120,952
Net interest earnings		$42,289			$43,306
Interest spread			4.12%			4.25%
Net interest margin			4.18%			4.32%

(1)	Income and yield are recorded on a tax equivalent basis

16

Non-GAAP Financial Measures

The information below presents certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Common tangible book value equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets, and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. The following table reconciles these non-GAAP measures from their respective GAAP basis measures.

Common Tangible Book Value	31-Dec-14	30-Sep-14	31-Dec-13
(Dollars in thousands)

Total shareholders’ equity	$107,650	$104,548	$106,659
Preferred stock (net)	-	-	11,717
Core deposit intangible (net)	4,713	5,190	6,621
Common tangible book value	102,937	99,358	88,321
Shares outstanding	21,792	21,783	21,709
Common tangible book value per share	$4.72	$4.56	$4.07

Stock Price	$4.42	$4.37	$3.76

Price/common tangible book	93.6%	95.8%	92.4%

Common tangible book/common tangible assets
Total assets	$1,155,734	$1,128,798	$1,089,532
Preferred stock (net)	-	-	11,717
Core deposit intangible	4,713	5,190	6,621
Common tangible assets	1,151,021	1,123,608	1,071,194
Common tangible book	102,937	99,358	88,321
Common tangible equity to common tangible assets	8.94%	8.84%	8.25%

17